 Certain confidential portions of this Exhibit are omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) the Company customarily and actually treats that information as private or confidential.

IBM Business Partner

Embedded Solution Agreement

IBM Cloud Enterprise Savings Plan ESA Transaction Document 2

This Cloud Services ESA Transaction Document ("ESA TD") is by and between BP (Business Partner) and the IBM entity identified below. This ESA TD becomes effective as of the date the last party executes it ("Effective Date").

This ESA TD incorporates by reference the following associated documents without the need for them to be executed separately:

1.             Base Terms:  https://ibm.com/terms/businesspartner/?id=Z127-9048

2.             Attachment for Cloud Services:  https://ibm.com/terms/businesspartner/?id=Z126-7290

By signing below (by hand or where recognized by law, electronically), each party agrees to the terms of this ESA TD and the terms of the Service Description(s) referred to in this ESA TD. Once signed, both parties agree that 1) any reproduction of the ESA TD made by reliable means (for example, photocopy or facsimile) is considered an original, unless invalid under local law; and 2) this ESA TD, together with the Base Terms, the Attachment, and the applicable Service Description(s), forms a complete agreement (the "Agreement") and is the parties' complete agreement and replaces all prior oral or written communications between the parties regarding the transactions described in this ESA TD. All terms used in this ESA TD and not otherwise defined herein shall have the meanings ascribed to such terms in the Base Terms or Attachment.

Agreed to: AGASSI SPORTS ENTERTAINMENT CORP.	Agreed to: International Business Machines Corporation

By /s/ Ron Boreta ___________________________________________________ Authorized signature	By /s/ Lu Guido ___________________________________________________ Authorized signature
Name(s): Ron Boreta ___________________________________________________	Name(s): Lu Guido ___________________________________________________
Date: 2-2-26 ___________________________________________________	Date: 2-2-26 ___________________________________________________

Address: 1120 N TOWN CENTER DR LAS VEGAS, NV 89144-6301 UNITED STATES	Address: [***] Attn: [***]

IBM Business Partner

Embedded Solution Agreement

IBM Cloud Enterprise Savings Plan ESA Transaction Document

1.	Cloud Service(s) and Prices

The following products are not eligible under ESA without prior approval: Maximo Visual Inspection, PowerAI Vision, QRadar Incident Forensics (QRIF), Video Analytics, Video Explorer Platform, Vision Builder, Vision Insights. If BP requires any of the products listed below, you must contact ERO for approval. Please contact ERO at: kevin.cuddy@ibm.com and copy ESA legal.

A.	Cloud Services Discounts

BP will receive the right to use the following Cloud Service(s) in accordance with the Agreement, the relevant Service Description(s), and this TD. BP will pay the applicable price(s) described below for the Cloud Service(s) BP acquires.

Cloud Service Table

Part Number	IBM Product Description	ESA Discount
[***]	[***]	[***]
[***]	[***]	[***]

By signing this TD, BP is ordering activation of a Portal (defined as the portal at https://cloud.ibm.com/, or such other location as IBM may designate from time to time) and the IBM Cloud UI (defined in the IBM Cloud Service Description) to use the Cloud Services. IBM will invoice BP charges for Cloud Services that BP selects and orders from the Portal. Any Cloud Services that BP purchases via the Portal under this TD must be used by BP in accordance with the Agreement as part of the Embedded Solution described in Section 3 below.

The charges for Cloud Services available via the Portal are based on the rates listed in the Portal when BP places the Order through the Portal less the discount listed in the table above (“ESA Discount”), with the exception of cloud object storage, overages, reserved instances, variable instances, transient instances, and other offerings that are already discounted, which will be billed at list price.

Cloud Services Support
Advanced Support charges are calculated as [***]% of BP’s total discounted charges for Cloud Services usage in each month.
There is a minimum commitment for Advanced Support, set forth in Section B.

IBM Cloud Support plan descriptions can be found at the following:
https://cloud.ibm.com/docs/get-support?topic=get-support-support-plans
https://www.ibm.com/cloud/support

B. Minimum Spend.
BP agrees to the spend for IBM Cloud Services and if applicable, Advanced or Premium Support as set forth in the table below.
BP agrees to a cumulative minimum spend (“Minimum Spend”) for each period during the Initial Term (“Commitment Period”) as set forth in the table below.

Minimum Spend	Cloud Services	Support
Commitment Period One 2/01/2026 to 1/31/2027	454,546.00 USD	45,454.00 USD
Commitment Period Two 2/01/2027 – 1/31/2031	3,000,000.00 USD	300,000.00 USD

At the end date of each Commitment Period, IBM shall prepare a true-up of the cumulative invoiced amount for the Commitment Period being measured.  The true-up invoice will be issued within 30 calendar days after the end date as defined in the table above and payable pursuant to the terms of this TD.

If the true-up indicates that the Minimum Spend is not met for that Commitment Period (i.e., the total invoiced amount is lower than the Minimum Spend amount), IBM shall invoice, and BP shall pay the difference between the Minimum Spend amount and the actual total invoiced amount.

Notwithstanding anything to the contrary, the $500,000 for Commitment Period One is non-cancellable and unless cancelled in accordance to the Cancellation section below, years two through five commitment of $3,300,000 is non-cancellable.

Cancellation of Commitment Period Two

In addition to the termination rights set forth in the Base Agreement and the Cloud

Attachment, BP can cancel Commitment Period Two of the IBM Cloud Service upon written notice to IBM no later than 12/31/2026. Upon receipt of cancellation notice, IBM shall prepare a true-up of cumulative invoiced amount of Minimum Spend for Commitment Period One.

If true-up indicates actual spend Minimum Spend is not met for that Commitment Period (i.e., the total invoiced amount is lower than the Minimum Spend amount), IBM shall invoice, and BP shall pay the difference between the Minimum Spend Amount and the actual total invoiced amount.

If true-up indicates actual spend meets or exceeds Minimum Spend for Commitment Period One, there shall be no further action.

2.	Service Description(s)

The following Service Description(s), the latest version of which can be found at:
https://www.ibm.com/support/customer/csol/terms/?id=i126-6605&lc=en or also available in the Portal (if applicable), are incorporated herein by reference:

•	IBM Cloud

Other Cloud Services available from IBM, including via the Portal, are subject to their own Service Descriptions, which apply to those Cloud Services.

Notwithstanding the order of precedence set forth in the Attachment, the following terms and conditions shall prevail over the Service Description:

A.	References to “you” or “Client” in the Service Description(s) shall mean BP and not End User.
References to “Order Document” in the Service Description(s) shall mean this TD.

3.	Value Add that must be included in the Embedded Solution:

For the avoidance of doubt, providing only installation or implementation services or hosting the Program alone is not considered significant new functionality or capability and does not constitute Value Add.

The Value Add must include an application that contains commercial intellectual property that BP either owns or has the right to sublicense.

Name of Embedded Solution:	The Performance Platform & AgassiSports.com
Description of the Embedded Solution:

Mobile App: AI-powered self-improvement app for active tennis and pickleball players This mobile app focuses on skill tracking and improvement for active players across tennis, padel tennis and pickleball. Powered by "Agassi Intelligence" AI technology, the app provides personalized coaching, video analysis, community features, and gamified learning. While it uses Agassi's expertise and methods, it targets any player looking to improve their game through technology. Marketing Hub: Fan-focused marketing website with corporate features; This marketing website primarily serves Agassi fans with exclusive content (e.g. shows, podcasts, documentary snippets), behind-the-scenes access, career highlights, and inspirational stories. The platform also provides secondary resources for media professionals seeking press materials, investors evaluating ASE opportunities, and potential partners exploring collaborations. The site showcases Agassi's legacy, current ventures, and philanthropic work while offering co-branded merchandise and exclusive fan experiences.

Business Partner's Value Add: (including third-party value add if applicable)

 The app delivers pro-level tools made accessible: · Play & Capture: Record a match or practice session with the smartphone camera. · Analyze: AI provides match insights (rally length, shot distribution, errors) and player technique analysis (body placement, rotation, drift, contact). · Improve: AI Coaching offers actionable improvement tips tied to drills and personalized plans (e.g. supported by a chatbot advisor). · Share & Compete: Gamification (XP, levels, Avatar) rewards progress. Achievements and highlights can be shared in the community feed or within clubs. · Equip: Based on playstyle, the racket recommender suggests suitable equipment; in-app shop makes purchases seamless. Marketing Hub 3rd party web shop (e.g. Shopify); Agassi related media content.

4.	Term

The term of this TD will be 1 year from the Effective Date (“Initial Term”) and will automatically renew for an additional four years unless cancelled according to Cancellation section above (“Renewal Term”).  Renewal TDs may be executed for additional one (1) year terms, or more, as mutually agreed to by the parties in writing.

In the event that IBM and BP do not execute a Renewal TD for the continued purchase of Cloud Services as contemplated by the paragraph above, this TD will continue after the expiration of the Initial Term on a month-to-month basis at List Price (Monthly Continuation Period). Either party may terminate the TD during the Monthly Continuation Period by giving the other party at least 30 days prior written notice. The Monthly Continuation Period shall not be available in the event IBM has terminated this TD or the entire Agreement pursuant to the Base Agreement.

5.	Ordering Document and Payment Terms

A.	Orders:

For Cloud Services, an "Order" means BP’s selection of the Cloud Services which may include a new order for a Cloud Service or an upgrade or a downgrade of a Cloud Service. Each Order must be placed through the Portal or such other method designated by IBM. The charges for the TD Configurations will be the Service Fees whether the Order is for an existing account or the order is for a new account.

When billed each month, IBM will add to the charges for services ordered, any custom, duty, tax (including withholding tax), levy or fee imposed by any authority resulting from the BP’s acquisition or use of the Cloud Services. IBM reserves the right to defer invoicing of any small monthly bill and add it to a subsequent monthly invoice.

IBM will invoice BP monthly for the Cloud Services BP orders through the Portal.

Notwithstanding the terms of this Agreement or our prior practice, payment is not contingent upon issuance of a Purchase Order. All approvals required to issue payment have been obtained. Payment in full is due upon receipt of invoice. The bill to, ship to addresses along with specific ordering information and amounts due under this Agreement are included herein or in other documents related hereto. This order is firm and irrevocable.

B.	Payment Terms:

Amounts are due upon receipt of the invoice and payable within 30 days of the invoice date to an account specified by IBM. All payments are nonrefundable. Cloud Services may not be returned or exchanged.

6.	Support Responsibilities

Technical support for Cloud Services is described in the Service Description (“Technical Support”).  IBM provides Technical Support to BP and not to End Users.

BP will develop a service plan to enable convenient, efficient, and timely support of Cloud Services it markets as an Embedded Solution. The service plan will include, but not be limited to: (i) maintaining a support process adequate to support the latest release of and provide service for all Cloud Services for which BP provides services; (ii) an escalation process; (iii) identification and maintenance of qualified technical support personnel and mutually-agreed resource commitments, management contacts, and support location(s); and (iv) logging and reporting procedures for BP’s service activities.

BP will provide Level 1 Support which means BP will be the initial contact for all service requests from End Users regarding the Embedded Solution.  BP will only refer requests to IBM through BP’s designated technical support personnel and processes after BP: 1) validates that the Cloud Service is eligible for support; and 2) performs its respective responsibilities.

7.	Miscellaneous Terms and Conditions

A)

BP agrees that the price presented to the End User for the Embedded Solution will be a single fee for both the Cloud Service(s) and the Value Add. BP may not refer to a separate price for the Cloud Service(s).